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                    WASHINGTON REAL ESTATE INVESTMENT TRUST

   COMPUTATION OF RATOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS




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                                                          Three months ended               Year ended
                                                            June 30, 2001               December 31, 2000
                                                          --------------------          ------------------

Net earnings before loss (gain) on sale of real estate          12,394                       $41,572
Add back:
  Fixed charges                                                  6,771                        25,531
Deduct:
  Capitalized interet                                                0                             0
Earnings available for fixed charges and preferred
  dividends                                                     19,165                        67,103
Fixed Charges
  Interest expense                                               6,771                        25,531
  Capitalized interest                                               0                             0
Total fixed charges                                              6,771                        25,531
Preferred dividends                                                  0                             0
Total fixed charges                                              6,771                        25,531
Ratio of Earnings to Fixed Charges and Preferred Dividends        2.72                          2.63

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